UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

RedHawk Energy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51880	27-0335366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1118 Jefferson Street Lafayette, Louisiana	70501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 269-5933

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.01 to this Current Report on Form 8-K are incorporated into this item by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 30, 2009, RedHawk Energy Corporation (the “Company”) acquired 100% of the outstanding membership interests (the “Acquired Interests”) of Xxtreme Pipe Services, LLC, Xxtreme Pipe Storage, LLC, Xxtreme Tubular Processors, LLC and Wolf Pack Rentals, L.L.C., each a Texas limited liability company (collectively, the “Xxtreme Group”), pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated October 30, 2009, by and among the Company, as buyer, and Xxtreme Group, L.L.C., a Louisiana limited liability company, Justin Jansky and Charlie Jansky, as sellers (collectively, the “Sellers”). The purchase price paid by the Company for the Acquired Interests was $66.0 million, comprised of $2 million in cash, 450,000 shares of Class B, Series One, Convertible Preferred Stock (the “Series One Shares”), 80,000 shares of Class B, Series Two, Convertible Preferred Stock (the “Series Two Shares”) and $11 million of assumed indebtedness of the Xxtreme Group. Upon effectiveness of the acquisition of the Acquired Interests (the “Transaction”), each member of the Xxtreme Group became a wholly-owned subsidiary of the Company.

The cash portion of the purchase price and related expenses were funded as a result of a $2 million contribution to the capital of the Company made by G. Darcy Klug and the proceeds from the sale of common stock to Mr. Klug and Thomas Concannon described in Item 3.02 to this Current Report on Form 8-K. The $2 million contribution by Mr. Klug was treated as additional paid in capital on the books of the Company, and no additional shares of stock were issued to Mr. Klug for that contribution.

The Series One Shares and the Series Two Shares are entitled to vote together with the holders of the Company’s common stock as a single class, on an “as if converted” basis such that each share will have one vote on all matters submitted to the holders of the Company’s common stock for each share of the Company’s common stock into which such preferred stock would be converted if converted as of the date of such vote. Were all the outstanding Series One Shares and Series Two Shares to be converted on the date of the Transaction, the holders thereof would own 69,462,647 shares, or approximately 85.1%, of the Company’s common stock. Previously, RedHawk Capital, LLC, an entity wholly owned by Mr. Klug, was the sole stockholder and owned all of the voting power of the Company. Accordingly, as a result of the change in the Company’s voting power, the Transaction has resulted in a change in control of the Company.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 3, 2009, the Company issued a press release regarding the Transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

On October 30, 2009, as partial consideration for the Acquired Interests, the Company issued to Sellers an aggregate of 450,000 Series One Shares and 80,000 Series Two Shares. For purposes of setting the total consideration paid by the Company for the Acquired Interests, the Series One Shares were allocated an aggregate value of $45.0 million based upon a liquidation preference for such shares of $100 per share and the Series Two Shares were allocated an aggregate value of $8.0 million based upon a liquidation preference of $100 per share.

On October 30, 2009, the Company also issued 1,440,589 shares of common stock to Thomas Concannon and 757,098 shares of common stock to G. Darcy Klug in exchange for their payments of cash to the Company in the amount of $300,000 and $200,000, respectively.

None of the securities described above were registered under the Securities Act of 1933. The issuances of these shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. These securities qualified for exemption under Section 4(2) of the Securities Act of 1933 since neither of the issuances of the securities by the Company involved a “public offering,” as defined in Section 4(2) due to the insubstantial number of persons involved in the offering, the size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

Item 5.01	Changes in Control of Registrant.

The change in the Company’s voting power as a result of the Transaction described under Item 2.01 resulted in a change in control of the Company. The disclosures under Item 2.01 of this Current Report on Form 8-K are incorporated into this item by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 29, 2009, the Company approved an amendment to its Certificate of Incorporation by authorizing the filing of a Certificate of Designation for the Series One Shares and a Certificate of Designation for the Series Two Shares (collectively, the “Certificates of Designation”) with the Secretary of State of the State of Delaware. The preferred stock have the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions as set forth in the Certificates of Designation.

There are a total of 450,000 Series One Shares authorized. Series One Shares have an annual dividend rate of 3.5%. Under terms of the Purchase Agreement, the Company will set up a sinking fund for the payment of dividends and redemptions of the Series One Shares. The Company has agreed to deposit 50% of the excess cash flow, as defined in the Purchase Agreement, of the Company for the payment of dividends and the redemption of the Series One Shares. Dividends will be paid from funds available in the sinking fund only until October 30, 2014. Redemption of the Series One Shares will begin on December 31, 2012, but such redemption will be limited to the amount in the sinking fund following payment of all accrued dividends. The Series One Shares may be redeemed by the Company at any time, without penalty, but must be redeemed by the Company no later than January 15, 2015.

There are a total of 80,000 Series Two Shares authorized. Series Two Shares have an annual dividend rate of 5%. The Series Two Shares may be redeemed by the Company at any time, without penalty, but must be redeemed by the Company on or after January 1, 2010 upon written request of the holders of at least 75% of the then outstanding Series Two Shares.

The material rights, preferences and privileges of the Series One and Series Two Shares are as follows:

•	the shares are convertible into shares of the Company’s common stock, at any time, as determined by dividing the liquidation value by the conversion price, which initially equals $0.763;

•

the shares are entitled to vote on certain matters separately as a class based on the number of Series One Shares or Series Two Shares held, and together with the holders of the Company’s common stock on all other matters as a single class on an “as if converted” basis such that each share will have one vote on all matters submitted to the holders of the Company’s common stock for each share of the Company’s common stock into which such preferred stock would be converted if converted as of the date of such vote (in addition to special voting rights of the Series One Shares acting as a separate class);

•

the shares are entitled on liquidation to receive, before any payments are made to, or any assets set aside for, holders of any of the Company’s junior ranking securities, an amount per share for each outstanding share of Series One and Series Two preferred stock equal to $100, and thereafter to share ratably in any amount to which the Company’s junior ranking securities would be entitled.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the Certificates of Designation, which are filed hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On October 29, 2009, the Company appointed Thomas Concannon as Senior Vice President and Secretary. Officers are elected by the board of directors and serve at the discretion of the board.

Mr. Concannon has over 20 years of energy industry experience. He most recently served as Vice President and Chief Financial Officer of Geokinetics Inc., a publicly traded provider of Seismic Acquisition and Data Processing services to the oil and natural gas industry. From 1992 to 1996, Mr. Concannon worked as a private consultant for various energy companies. Prior to 1992, he served as President of NJR Energy, an oil and natural gas company and as a director of its parent company, New Jersey Resources, a New York Stock Exchange Company. Mr. Concannon earned a B.S. in accounting from Manhattan College and a J.D. from St. John’s University School of Law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report on Form 8-K are listed in the attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REDHAWK ENERGY CORPORATION

By:	/S/ G. DARCY KLUG
G. Darcy Klug Chief Executive Officer

Date: November 5, 2009

EXHIBIT INDEX

Exhibit No.	Description

2.1	Membership Interest Purchase Agreement dated as of October 30, 2009, by and between RedHawk Energy Corporation, Xxtreme Group, L.L.C., Justin Jansky and Charlie Jansky.

4.1	Certificate of the Designations, Powers, Preferences and Rights of the Class B, Series One, Convertible Preferred Stock (par value $.001 per share) of RedHawk Energy Corporation, filed with the Delaware Secretary of State on October 29, 2009.

4.2	Certificate of the Designations, Powers, Preferences and Rights of the Class B, Series Two, Convertible Preferred Stock (par value $.001 per share) of RedHawk Energy Corporation, filed with the Delaware Secretary of State on October 29, 2009.

99.1	Press Release issued by RedHawk Energy Corporation, dated November 3, 2009.